Exhibit 5.1

Letterhead of K&L Gates LLP

September 30, 2009

CreXus Investment Corp.
1211 Avenue of the Americas, Suite 2902
New York, New York 10036

Ladies and Gentlemen:

          We have acted as your counsel in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “1933 Act”) for the registration of 202,777 shares (the “Shares”) of Common Stock, par value $0.01 per share, of CreXus Investment Corp., a Maryland corporation (the “Company”). The Shares are issuable under the CreXus Investment Corp. 2009 Equity Incentive Plan (the “Plan”).

          You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Company’s Articles of Amendment and Restatement, and Bylaws, the Plan and the corporate action of the Company adopting the Plan, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

          Our opinion set forth below is limited to the law of the State of Maryland.

          Based upon and subject to the foregoing, it is our opinion that the Shares, when and if issued and delivered against payment therefor in accordance with the Plan, will be validly issued, fully paid and nonassessable.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L Gates LLP

K&L GATES LLP